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                                                                         Ex-99.J


                          CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 10 to the Registration Statement of Bishop Street Funds on Form N-1A (File No. 33-80514) of our report dated February 2, 1999 on our audit of the financial statements and financial highlights of the Funds which report is included in the Annual Report to Shareholders for the year ended December 31, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Information" in the Statements of Additional Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 26, 1999